Exhibit 99.1

Sentinel Omaha Limited Liability Company and Subsidiaries Consolidated Financial Statements December 31, 2015

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

TABLE OF CONTENTS

December 31, 2015

Page(s)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS

Statement of Assets and Liabilities	2

Schedule of Investments	3

Statement of Operations	4

Statement of Changes in Net Assets	5

Statement of Cash Flows	6

Notes to Consolidated Financial Statements	7-17

Report of Independent Registered Public Accounting Firm

To the Members of

Sentinel Omaha Limited Liability Company:

We have audited the accompanying consolidated statement of assets and liabilities, including the consolidated schedule of investments, of Sentinel Omaha Limited Liability Company and Subsidiaries (collectively, the “Company”) as of December 31, 2015, and the related consolidated statements of operations, changes in net assets, and cash flows for the year then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sentinel Omaha Limited Liability Company and Subsidiaries as of December 31, 2015, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ WeiserMazars LLP

New York, New York

March 1, 2016

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

December 31, 2015

ASSETS
Investment in real estate properties, at fair value (cost - $356,808,757)	$355,615,000
Cash and cash equivalents	6,508,264
Cash held in escrow by lenders	4,531,264
Restricted cash	1,461,655
Prepaid expenses and other assets	1,283,321
Tenant security deposits	191,391
Total assets	369,590,895

LIABILITIES
Mortgage notes, bonds and credit facilities payable (cost - $267,674,140)	267,674,140
Accounts payable and accrued expenses	4,175,242
Tenant security deposits payable	1,062,943
Prepaid rent	199,200
Deferred revenue	173,860
Total liabilities	273,285,385

NET ASSETS	$96,305,510

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED SCHEDULE OF INVESTMENTS

December 31, 2015

INVESTMENT IN REAL ESTATE PROPERTIES	LOCATION	NUMBER OF UNITS	HISTORICAL COST (1)	FAIR VALUE
Residential:

Arbor Hills	Antioch, TN	548	$36,302,813	$44,250,000	(2)
Arbors of Dublin	Dublin, OH	288	19,528,762	22,200,000	(2)
Brentwood Oaks	Nashville, TN	244	21,914,563	25,850,000	(2)
Cornerstone Apartments	Independence, MO	420	38,567,012	42,150,000	(2)
Covey at Fox Valley	Aurora, IL	216	26,402,907	21,500,000	(2)
Greenhouse Apartments	Omaha, NE	129	19,233,363	13,800,000	(2)
Jackson Park Place	Fresno, CA	376	48,050,181	39,490,000	(2)
Littlestone at Village Green Gallatin, TN		200	16,394,148	18,800,000	(2)
Morganton Place	Fayetteville, NC	280	21,008,242	15,350,000	(2)
Oakwell Farms	Hermitage, TN	410	31,665,750	37,950,000	(2)
Park at Countryside	Port Orange, FL	120	10,296,479	8,300,000	(2)
The Reserve at Wescott	Summerville, SC	288	27,320,005	30,150,000	(2)
Village at Cliffdale	Fayetteville, NC	356	26,430,909	18,425,000	(2)
Woodberry Apartments	Asheville, NC	168	13,693,623	17,400,000	(2)

Total		4,043	$356,808,757	$355,615,000	(3)

(1)	Historical cost equals the purchase price allocation plus capital improvements made from the acquisition date through December 31, 2015.
(2)	Fair value is as determined by an independent appraiser at December 31, 2015.
(3)	Fair value of the investments in real estate as a percentage of net assets is 369.26%.

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2015

INVESTMENT INCOME

Base rent	$38,204,600
Other rental income	3,644,428
Interest income	878

Total investment income	41,849,906

EXPENSES

Payroll and related costs	5,398,777
Real property taxes	4,411,541
Repairs and maintenance	3,695,850
Utilities	2,438,647
Property management fees	1,883,209
General and administrative	950,489
Insurance	902,008
Advertising	540,741

Total expenses	20,221,262

NET INVESTMENT INCOME BEFORE OTHER EXPENSES	21,628,644

OTHER EXPENSES

Interest on mortgage notes, bonds and credit facilities payable	(10,857,713)
Professional fees	(673,342)
Amortization of deferred financing costs	(70,000)

Total other expenses	(11,601,055)

NET INVESTMENT INCOME	10,027,589

Net change in unrealized appreciation of investment in real estate properties	66,754,245
Net change in unrealized depreciation on fair value of mortgage notes and bonds	(3,169,791)
Net unrealized appreciation of interest rate cap and swap agreements	194,954

Net unrealized gain	63,779,408

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$73,806,997

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS

For the year ended December 31, 2015

	Member I	Member II	Member III	Total

Net assets at beginning of the year	$7,874,484	$7,874,484	$6,749,545	$22,498,513

Net investment income	3,509,656	3,509,656	3,008,277	10,027,589

Net change in unrealized appreciation of investment in real estate properties	23,363,986	23,363,986	20,026,273	66,754,245

Net change in unrealized depreciation on fair value of mortgage notes and bonds	(1,109,427)	(1,109,427)	(950,937)	(3,169,791)

Net unrealized appreciation of interest rate cap and swap agreements	68,234	68,234	58,486	194,954

Net assets at end of year	$33,706,933	$33,706,933	$28,891,644	$96,305,510

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended December 31, 2015

CASH FLOWS FROM OPERATING ACTIVITIES

Net increase in net assets resulting from operations	$73,806,997
Adjustments to reconcile net increase in net assets to net cash provided by operating activities:
Net change in unrealized appreciation of investment in real estate properties	(66,754,245)
Net change in unrealized depreciation on fair value of mortgage notes and bonds	3,169,791
Net unrealized appreciation of interest rate cap and swap agreements	(194,954)
Amortization of deferred financing costs	70,000
Changes in operating assets and liabilities:
Cash held in escrow by lenders	(51,608)
Prepaid expenses and other assets	(52,435)
Tenant security deposits payable	110,453
Accounts payable and accrued expenses	762,909
Deferred revenue	(48,409)
Prepaid rent	(31,780)

Net cash provided by operating activities	10,786,719

CASH FLOWS FROM INVESTING ACTIVITIES

Capital additions to real estate properties	(5,560,755)
Cash received from restricted cash	1,186,773
Increase in tenant security deposits	(24,049)

Net cash used in investing activities	(4,398,031)

CASH FLOWS FROM FINANCING ACTIVITIES

Payments of mortgage notes, bonds and credit facilities	(158,767,813)
Net proceeds from mortgage notes	158,720,741
Payment of financing costs	(2,943,851)

Net cash used in financing activities	(2,990,923)

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,397,765

CASH AND CASH EQUIVALENTS

Beginning of year	3,110,499
End of year	$6,508,264

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for interest	$10,778,649

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2015

1.	ORGANIZATION

Sentinel Omaha Limited Liability Company and Subsidiaries (the "Company") was organized on June 4, 2007 as a Delaware limited liability company for the purpose of acquiring all of the outstanding stock of America First Apartment Investors, Inc. (“APRO”). Sentoma, LLC (the “Manager”), an affiliate of one of the members, serves as the Manager of the Company. Net profits and losses of the Company shall be allocated to the members of the Company in proportion to their respective percentage interests. The Company shall be dissolved upon the sale or other disposition of all or substantially all of the assets of the Company or the election to dissolve the Company made in writing by the Manager with the consent of the members.

In accordance with the Amended or Restated Limited Liability Company Agreement dated August 22, 2007 (the “Agreement”), the members have agreed to contribute, in cash, an additional $12,400,000 to the capital of the Company, as and when required, as determined by the Manager. In addition, no member shall have any liability to restore any negative balance in its capital account.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Basis of Presentation - The accompanying consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. The Company is an investment company as described in ASC 946, Financial Services - Investment Companies. The Company carries its investments and certain liabilities at fair value.

The Company acquired APRO through Sentinel White Plains LLC, a wholly owned limited liability company, on September 18, 2007. Sentinel White Plains LLC holds the assets and liabilities of the properties formerly owned by APRO through wholly owned single-asset limited partnerships or limited liability companies. The financial statements of these subsidiaries are consolidated with those of the Company. All significant transactions and balances between the Company and these subsidiaries have been eliminated.

b.  Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Estimates subject to material change in the near term include the fair value of real estate owned, fair value of mortgage notes, bonds, and credit facilities, and fair value of derivatives. Actual results could differ from those estimates.

c.  Real Estate Property Valuation - Investment in real estate properties is reported at fair value. At December 31, 2015, the fair value of the investment in real estate properties is equal to the value determined by independent appraisals. The estimated fair value of the underlying real estate is determined quarterly by the methods described in Note 6. No provision is made for depreciation of the historical cost of the real estate properties; however the effects of actual physical deterioration or obsolescence, if any, were considered in applying the methods used in estimating fair value. Valuations are prepared by the investment advisor’s valuation group and represent their best judgment based upon a process of evaluating the current and future economic and market conditions and are approved by management.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2015

The aggregate unrealized appreciation or depreciation on investments in real estate represents the net change between the fair value and the cost basis of the Company’s investments in real estate. The net change in unrealized appreciation or depreciation on investment in real estate for the current year also reflects the difference between the current fair value and the prior year recorded amount and is included in the consolidated statement of operations.

The fair values do not necessarily represent the prices at which the real estate investments would sell because market prices can only be determined by negotiating between a willing buyer and a willing seller.

Determination of fair value involves numerous estimates and subjective judgments that are subject to change in response to current and future economic and market conditions, including, among other things, demand for residential apartments, competition, and operating cost levels such as labor, energy costs and real estate taxes. Judgments regarding these factors are not subject to precise quantification or verification and may change from time to time as economic and market factors change and such changes may be material to the fair value presented.

Expenditures for improvements which, in the opinion of the Manager, increase the fair value of the real estate owned, generally renewals and betterments, are capitalized. Repair and maintenance costs are expensed as incurred.

d.  Cash and Cash Equivalents - For financial reporting purposes, overnight investments and short-term deposits with maturities of three months or less at the time of purchase are considered to be cash equivalents. At times, the Company’s cash and cash equivalents balance with financial institutions may exceed Federal Deposit Insurance Corporation insured limits. As of December 31, 2015, the Company maintains its cash balances with three major financial institutions and those cash balances exceed Federal Deposit Insurance Corporation insured limits by $8,192,949.

e.  Restricted Cash and Cash Held in Escrow by Lenders – Includes restricted deposits accounts maintained pursuant to the Company’s debt agreements and interest rate swap agreements.

f.   Deferred Financing Costs – Costs incurred in connection with the unsecured credit facility are capitalized and amortized using the straight-line method over the term of the related debt agreement.

g.  Derivative Financial Instruments – To manage or hedge its interest rate risk on its bonds and mortgage notes payable, the Company may enter into interest rate swap and cap agreements, which meet the definition of a derivative and are marked to fair value. Fair values of these derivatives are provided by counterparties and are recorded in the statement of assets and liabilities. The change in value is recorded in the statement of operations.

h.  Mortgage Notes, Bonds and Credit Facilities Payable – Mortgage notes, bonds payable and certain credit facilities owed by the Company are reported at fair value as determined by the Manager by discounting future payments required under the terms of the obligations at rates currently available to the Company for debt with similar maturities, terms and underlying collateral. Financial costs associated with such debt are expensed as incurred. The difference between the current fair value and the prior year fair value is reflected as a component of operations in the net unrealized depreciation on fair value of mortgages notes and bonds payable section of the accompanying consolidated statement of operations. The unsecured credit facility is carried at amortized cost.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2015

i.   Rental Income - Leases at residential properties generally have terms of one year or less and rental income is recognized when payment is due pursuant to the terms of the leases. Reimbursements for utilities and other expense recoveries are recorded as revenue when earned.

j.   Income Taxes – Generally, there is no provision for federal income taxes in the accompanying consolidated financial statements as each member is responsible for reporting its allocable share of the income, gains, losses and credits of the Company. Generally, the Company’s U.S. tax returns are subject to examination by federal, state, and local authorities for a period of three years from the latter of the due date of such returns or the actual date the returns were filed.

k. Sales of Investment in Real Estate – Sales of real estate owned are recognized in accordance with U.S. generally accepted accounting principles, applicable to sales of real estate. Gain or loss on sales of real estate are recorded when title is conveyed to the buyer, subject to the buyer’s financial commitment being sufficient to provide economic substance to the sale and the Company having no substantial continuing involvement with the buyer. Net realized gain or loss on investments in real estate, if any, is the Company’s share of cash proceeds from disposition of investments in real estate less the cost basis and transaction costs.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2015

3.	MORTGAGE NOTES, BONDS AND CREDIT FACILITIES PAYABLE

The following summarizes the Company’s debt at December 31, 2015:

		INTEREST	MATURITY	MONTHLY	PRINCIPAL	FAIR VALUE
PROPERTY	Ref	RATE	DATE	PAYMENT	AT 12/31/15	AT 12/31/15

Mortgage Notes Payable:

Oakw ell Farms	(1)	2.02%	3/1/2025	44,422	$25,500,000	$25,500,000
The Reserve at Wescott Plantation(2)		2.00%	3/1/2025	35,509	20,587,500	20,587,500
Jackson Park Place	(3)	2.01%	3/1/2025	50,351	29,047,500	29,047,500
Park at Countryside	(4)	2.43%	10/1/2021	16,124	4,001,092	4,001,092
Greenhouse Apartments	(5)	2.40%	10/1/2025	19,789	9,563,508	9,563,508
Arbors of Dublin	(6)	2.40%	10/1/2025	53,125	14,261,805	14,261,805
Village at Cliffdale	(7)	2.40%	10/1/2025	41,346	11,099,797	11,099,797
Woodberry Apartments	(8)	2.40%	10/1/2025	25,175	12,166,350	12,166,350
Morganton Place	(9)	2.40%	10/1/2025	31,271	8,395,135	8,395,135
Cornerstone Apartments	(10)	2.40%	10/1/2025	57,798	27,931,814	27,931,814
Total Mortgage Notes Payable					162,554,501	162,554,501

Bonds Payable:
Arbor Hill	(11), (12)	0.26%	12/1/2025	14,690	26,150,000	26,150,000
Brentwood Oaks	(12)	0.28%	7/15/2031	5,986	11,320,000	11,320,000
Covey at Fox Valley	(12)	0.27%	10/15/2027	9,587	12,410,000	12,410,000
Total Bonds Payable					49,880,000	49,880,000

Subtotal					212,434,501	212,434,501
Cumulative unrealized appreciation					-	-
Mortgage Notes and Bonds Payable, at Fair Value					212,434,501	212,434,501

Unsecured Credit Facility
Tranche A	(13)	3.55% + LIBOR	12/31/2017		21,315,775
Tranche B	(13)	2.00% + LIBOR	12/31/2017		33,923,864
					55,239,639	See note 13

Total Mortgage Notes, Bonds, and Credit Facilities Payable					$267,674,140

Mortgage Notes Payable:

(1)

On February 25, 2015, Oakwell Farms paid off its existing loan and entered into a new loan with a bank in the amount of $25,500,000. The loan provides for interest only payments for two years at a variable rate of LIBOR + 1.78%. Thereafter, monthly payments will include principal payments of $43,767. The loan matures on March 1, 2025.

(2)

On February 26, 2015, The Reserve at Wescott Plantation paid off its existing loan and entered into a new loan with a bank in the amount of $20,587,500. The loan provides for interest only payments for two years at a variable rate of LIBOR plus 1.76%. Thereafter, monthly payments will include principal payments of $36,229. The loan matures on March 1, 2025.

(3)

On February 26, 2015, Jackson Park Place paid off its existing loan and entered into a new loan with a bank in the amount of $29,047,500. The loan provides for interest only payments for the first two years at a variable rate of LIBOR plus 1.77%. Thereafter, monthly payments will include principal payments of $51,117. The loan matures on March 1, 2025.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2015

(4)

On September 11, 2014, Park at Countryside entered into a new loan with a bank in the amount of $4,118,000. The loan provides for fixed monthly payments of $16,028 which includes interest payments based on LIBOR + 2.23% and principal payments at a rate of 30 year amortization. The loan matures on October 1, 2021.

(5)

On September 30, 2015, the secured credit facility in the amount of $84,718,000 which was collateralized by Arbors of Dublin, Brentwood Oaks, Morganton Place, Greenhouse Apartments, Villages at Cliffdale, Woodberry Apartments, Covey at Fox Valley and Cornerstone Apartments was paid off. At the same time, Greenhouse Apartments entered into a new loan with a bank in the amount of $9,563,508. The loan provides for interest only payments for two years at a variable rate of LIBOR + 2.16%. Thereafter, monthly payments will include principal payments of $15,020. The loan matures on October 1, 2025.

(6)

On September 30, 2015, the secured credit facility in the amount of $84,718,000 which was collateralized by Arbors of Dublin, Brentwood Oaks, Morganton Place, Greenhouse Apartments, Villages at Cliffdale, Woodberry Apartments, Covey at Fox Valley and Cornerstone Apartments was paid off. At the same time, Arbors of Dublin into a new loan with a bank in the amount of $14,332,500. The loan provides for monthly interest payments at a variable rate of LIBOR + 2.16% plus a fixed principal component of $23,565. The loan matures on October 1, 2025.

(7)

On September 30, 2015, the secured credit facility in the amount of $84,718,000 which was collateralized by Arbors of Dublin, Brentwood Oaks, Morganton Place, Greenhouse Apartments, Villages at Cliffdale, Woodberry Apartments, Covey at Fox Valley and Cornerstone Apartments was paid off. At the same time, Villages at Cliffdale entered into a new loan with a bank in the amount of $11,154,819. The loan provides for monthly interest payments at a variable rate of LIBOR + 2.16% plus a fixed principal component of $18,340. The loan matures on October 1, 2025.

(8)

On September 30, 2015, the secured credit facility in the amount of $84,718,000 which was collateralized by Arbors of Dublin, Brentwood Oaks, Morganton Place, Greenhouse Apartments, Villages at Cliffdale, Woodberry Apartments, Covey at Fox Valley and Cornerstone Apartments was paid off. At the same time, Woodberry Apartments entered into a new loan with a bank in the amount of $12,166,350. The loan provides for interest only payments for two years at a variable rate of LIBOR + 2.16%. Thereafter, monthly payments will include principal payments of $19,108. The loan matures on October 1, 2025.

(9)

On September 30, 2015, the secured credit facility in the amount of $84,718,000 which was collateralized by Arbors of Dublin, Brentwood Oaks, Morganton Place, Greenhouse Apartments, Villages at Cliffdale, Woodberry Apartments, Covey at Fox Valley and Cornerstone Apartments was paid off. At the same time, Morganton Place entered into a new loan with a bank in the amount of $8,436,750. The loan provides for monthly interest payments at a variable rate of LIBOR + 2.16% plus a fixed principal component of $13,871. The loan matures on October 1, 2025.

(10)

On September 30, 2015, the secured credit facility in the amount of $84,718,000 which was collateralized by Arbors of Dublin, Brentwood Oaks, Morganton Place, Greenhouse Apartments, Villages at Cliffdale, Woodberry Apartments, Covey at Fox Valley and Cornerstone Apartments was paid off. At the same time, Cornerstone Apartments entered into a new loan with a bank in the amount of $27,931,814. The loan provides for monthly interest only payments for two years at a variable rate of LIBOR + 2.16%. Thereafter, monthly payments will include a principal component of $43,869. The loan matures on October 1, 2025.

Bonds Payable:

(11)	The bond is also collateralized with Littlestone at Village Green.

(12)	The interest rate is based on a weekly variable rate, which is determined by a highly rated bond composite variable rate.

Unsecured Credit Facility:

(13)

In connection with the acquisition of APRO, the Company entered into an unsecured credit facility (the “Loan”) with a bank in the amount of $175,000,000. On September 30, 2013, the Company executed an Amendment and Restated Loan Agreement which extends the maturity until December 31, 2017. On January 26, 2015 the Company executed the First Amendment to Amended and Restated Loan Agreement where the lender assigned its 50% interest in Tranche B to The B Note Funding LLC, an affiliate of the Company. The Loan may be prepaid without penalty, requires mandatory repayments from the proceeds of sales, and restricts distributions until the loan is paid in full. The loan also has reduced the pay rate on Tranche B to a floating rate of 200 basis points over LIBOR while increasing the additional accrual rate on Tranche B to 500 basis points over LIBOR. However, the aforementioned accrued interest will be forgiven each time the Company pays the above mentioned required principal payment timely, as defined in the Loan Agreement. As of and for the year ended December 31, 2015, the Company is in compliance with certain financial ratios which must be maintained during the life of the Loan.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2015

As of December 31, 2015, scheduled principal payments on mortgage notes, bonds and credit facilities are as follows:

2016	$765,928
2017	57,343,687
2018	3,280,034
2019	3,282,268
2020	3,286,242
Thereafter	199,715,981

$267,674,140

4.     INTEREST RATE DERIVATIVES

The Company manages and hedges its exposure to interest rate volatility on variable rate mortgage loans through interest rate swap agreements (the “Rate Swaps”) in order to control interest expense. In addition, the Company entered into LIBOR rate cap agreements (the “Rate Caps”) to manage its exposure to increases in LIBOR on its variable rate borrowings in order to control interest expense.

The following summarizes the Company’s Rate Swaps and Rate Caps at December 31, 2015:

Type	Maturity	Notional Amount	Receive/ Cap Rate	Pay Rate	Fair Value

Variable to fixed swap (1)	12/15/16	12,410,000	0.10%	3.69%	$(425,888)
Libor Cap	1/1/20	13,400,000	6.00%	n/a	39
Libor Cap	1/1/20	12,750,000	6.00%	n/a	37
Libor Cap	9/15/16	11,320,000	6.22%	n/a	0
Libor Cap	8/1/18	20,587,500	4.39%	n/a	731
Libor Cap	12/1/18	29,047,500	5.07%	n/a	903
Libor Cap	3/1/18	25,500,000	5.15%	n/a	49

		$125,015,000			$(424,129)

(1) All payments under the swap agreements, including the notional amount, are guaranteed by the Company.

The Company is exposed to credit losses from counter party non-performance, but does not anticipate any losses from its agreements. The net fair value of the Rate Swaps and Rate Caps is estimated to be ($424,129) as of December 31, 2015, and is reported under accounts payable and accrued expenses in the accompanying consolidated statement of assets and liabilities. The Company made $453,608 in net payments to the Rate Swaps during the year ended December 31, 2015, which are included on the accompanying consolidated statement of operations as an increase of interest expense. The Company recognized net unrealized appreciation on the Rate Swaps and Rate Caps of $194,954 for the year ended December 31, 2015.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2015

5.     FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, cash equivalents, restricted cash, interest rate derivatives, accounts payable and loans payable. Cash, cash equivalents, restricted cash and accounts payable are carried at amounts that approximate their fair value. The interest rate caps and swaps are carried at fair value as described in Note 4.

Effective January 1, 2008, management has elected to measure all of its debt, except for the unsecured credit facility, at fair value. However, management reserves the right to elect to measure future eligible financial assets or liabilities at fair value. The fair value of the mortgage notes and bonds payable has been determined by discounting the future payments required under the terms of the notes at rates available to the Company for debt with similar maturities, terms, and underlying collateral as described in Note 2. The fair value of the unsecured credit facility is approximately $55,239,639 at December 31, 2015.

6.     ASSETS AND LIABILITES MEASURED AT FAIR VALUE

The accounting guidance for Fair Value Measurements establishes a framework for measuring fair value that includes a hierarchy used to classify the inputs used in determining fair value. The hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level of input that is significant to the fair value measurement.

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value is calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

The three levels of fair value hierarchy are described below.

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

●	Level 2 – Quoted prices in active markets for similar assets and liabilities or quoted prices in less active, dealer or broker markets;

●	Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and are unobservable.

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Accordingly, when available, the Company measures fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value. If market data is not readily available, fair value is based upon other significant unobservable inputs such as inputs that reflect the Company’s own assumptions about the inputs market participants would use in valuing the investments. Investments valued using unobservable inputs are classified to the lowest level of any input that is most significant to the valuation. Thus, a valuation may be classified in Level 3 even though the valuation may include significant inputs that are readily observable.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2015

The following major categories of assets and liabilities were measured at fair value during the year ended December 31, 2015:

	Level 3:
	Significant
	Unobservable	2015
	Inputs	Total
Assets
Investment in real estate properties	$355,615,000	$355,615,000
Total assets	$355,615,000	$355,615,000

Liabilities
Mortgage notes and bonds payable	$212,434,501	$212,434,501
Interest rate derivatives	424,129	424,129
Total liabilities	$212,858,630	$212,858,630

The following is a reconciliation of the beginning and ending balances for assets and liabilities measured at fair value using significant unobservable inputs (level 3) during the year ended December 31, 2015:

	Investment in	Mortgage notes	Derivative
	Real Estate	and bonds	Financial
	Properties	payable	Instruments

Balance at December 31, 2014	$283,300,000	$(197,255,634)	$(643,583)

Net unrealized gain (loss) included in net increase in net assets resulting from operations	66,754,245	(3,169,791)	194,954
Capital additions	5,560,755	-	-
Purchase of interest rate caps	-	-	24,500
Proceeds from loans	-	(158,720,741)	-
Repayment of mortgage notes payable	-	143,767,814	-
Payment of deferred financing costs	-	2,943,851	-
Balance at December 31, 2015	$355,615,000	$(212,434,501)	$(424,129)

The amount of total gains/(losses) for the period included in net increase in net assets resulting from operations attributed to the change in the unrealized appreciation and depreciation relating to investments in real estate and mortgage notes and bonds payable still held at the reporting date.	$66,754,245	$(3,169,791)	$194,954

The values of real estate properties have been prepared giving consideration to the income and sales comparison approaches of estimating property value. The income approach estimates an income stream for a property and discounts this income plus a reversion (presumed sale) into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized in this approach are derived from market transactions as well as other financial and industry data. The sales comparison approach compares recent transactions to the appraised property. Adjustments are made for dissimilarities which typically provide a range of value. Generally, the income approach carries the most weight in the value reconciliation. The Company’s real estate properties are generally classified within Level 3 of the valuation hierarchy.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2015

The mortgage notes payable are all variable rate loans at December 31, 2015; therefore they are reported at amortized cost.

The following table shows quantitative information about significant unobservable inputs related to Level 3 fair value measurement used at December 31, 2015:

	Fair	Valuation	Unobservable	Range
	Value	Techniques	Inputs	(Weighted Avg)

Investment in real estate properties	$355,615,000	Discounted cash flows (DCF)	Discount rate	6.75%	-	10.00%	(7.79)%
			Capitalization rate	5.25%	-	6.50%	(5.91)%
			DCF Term (years)	10 years (10 years)

The key inputs to valuation of interest rate caps and swaps are not made available by the counterparties.

7.     MANAGEMENT SERVICES

A management agreement between the Company and the Manager was entered into on June 4, 2007. The agreement provides for the Manager to perform property management services for which it receives a property management fee equal to 4.5% of the gross receipts from real estate properties. For the year ended December 31, 2015, the Company incurred $1,883,209 of property management fees, which are included in operating expenses in the accompanying consolidated statement of operations.

The Manager and certain affiliates provide essential services related to the activities or operations of the Company and its properties. The Manager and affiliates are paid fees and receive reimbursement of expenses directly related to the services provided. The charges for these services are no more than what would be reasonably paid to third parties. These fees and expenses are included in operating expenses in the accompanying consolidated statement of operations. For the year ended December 31, 2015, the Company paid financing service fees of $1,190,406 to the Manager and affiliates, which are included in the net change in unrealized depreciation on fair value of mortgage notes and bonds in the accompanying consolidated statement of operations.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2015

8.      COMMITMENTS

The Company has fourteen wholly owned real estate investments for which capital may be provided without being contractually obligated to do so.  Such additional capital is generally provided in the ordinary course of business to fund recurring and non-recurring capital improvement activities.  While the majority of the wholly owned real estate investments did not require capital during 2015, a few required the Company to fund approximately $730K of non- contractual financial support.

9.     FINANCIAL HIGHLIGHTS

The following represents the financial highlights for the year ended December 31, 2015:

Ratios to weighted average net assets: (1)

Net investment income (2)	14.61%

Fund level expenses, including management fees	3.07%

Internal rate of return (3)
Inception through December 31, 2014	(20.46)%
Inception through December 31, 2015	(2.94)%

Ratio of capital contributions received to total
Capital commitments (includes General Partner) (4)	90.9%

(1)

Weighted average net assets are calculated for the Members based upon the weighted average of the beginning and ending net assets for the year ending December 31, 2015 and using the actual date of capital contributions and distributions during the year ended December 31, 2015.

(2)	Net investment income includes income less all expenses other than any realized gains or losses on investments in real estate properties and unrealized appreciation or depreciation.
(3)

Internal rate of return net of all fees was calculated using the actual date of capital contributions and distributions since inception, and net assets at December 31, 2015 and December 31, 2014 of the Members’ aggregate capital as of each measurement date.

(4)	As of December 31, 2015, the Company has called and received cumulatively $124 million of committed capital from the Members.

10.     RISKS AND UNCERTAINTIES

The Company and the properties in which it has an interest are operating in a challenging and uncertain economic environment. Financial and real estate companies continue to be affected by liquidity, disparity of real estate values and financing issues. Should market conditions deteriorate, there is no assurance that such conditions will not result in a further decrease in value of real estate, decreased cash flows or the ability to repay, refinance or extend the Company’s debt when it comes due.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2015

11.     SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 1, 2016, which is the date the financial statements were available for issuance.